Exhibit 99.1

First Western Reports Second Quarter 2022 Financial Results

Second Quarter 2022 Summary

●	Net income available to common shareholders of $4.5 million in Q2 2022, compared to $5.5 million in Q1 2022 and $6.3 million in Q2 2021
●	Diluted EPS of $0.46 in Q2 2022, compared to $0.57 in Q1 2022 and $0.76 in Q2 2021
●	Total income before non-interest expense of $26.6 million in Q2 2022, compared to $26.7 million in Q1 2022 and $23.7 million in Q2 2021
●	Total loans held for investment increased at annualized rate of 45.4%
●	Book value per common share increased to $24.06, or 1.6%, from $23.68 as of Q1 2022, and was up 14.5% from $21.01 as of Q2 2021

Denver, Colo., July 28, 2022 – First Western Financial, Inc., (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the second quarter ended June 30, 2022.

Net income available to common shareholders was $4.5 million, or $0.46 per diluted share, for the second quarter of 2022. This compares to $5.5 million, or $0.57 per diluted share, for the first quarter of 2022, and $6.3 million, or $0.76 per diluted share, for the second quarter of 2021.

Scott C. Wylie, CEO of First Western, commented, “We had a record quarter of loan production and loan growth as we continue to benefit from the stronger commercial banking platform we have built, the addition of new banking talent, and our expansion into new, attractive markets. Our strong loan growth enabled us to redeploy our excess liquidity into higher yielding earning assets and drive significant expansion in our net interest margin. As a result of the loan growth and margin expansion, we were able to generate a 10% increase in net interest income compared to the prior quarter and offset some of the weakness we experienced in non-interest income due to the challenging operating environment for the wealth management and mortgage banking industries.

“We expect many of the positive trends we experienced in the second quarter to continue in the second half of the year. Our loan pipeline remains very strong and is consistent with the size of the pipeline at the end of the first quarter. While we expect higher rates to begin impacting loan demand, particularly for commercial real estate loans, we believe our well diversified loan production platform will continue generating strong loan growth, while our asset sensitivity drives further expansion in our net interest margin. Combined with relatively stable expense levels and continued strong asset quality, we believe we are well positioned to deliver a higher level of earnings and returns over the remainder of the year,” said Mr. Wylie.

	For the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share data)	2022	2022	2021
Earnings Summary
Net interest income	$20,138	$18,284	$14,223
Provision for loan losses	519	210	12
Total non-interest income	6,940	8,600	9,500
Total non-interest expense	20,583	19,358	15,523
Income before income taxes	5,976	7,316	8,188
Income tax expense	1,494	1,792	1,911
Net income available to common shareholders	4,482	5,524	6,277
Adjusted net income available to common shareholders(1)	4,742	5,922	6,331
Basic earnings per common share	0.47	0.59	0.79
Adjusted basic earnings per common share(1)	0.50	0.63	0.80
Diluted earnings per common share	0.46	0.57	0.76
Adjusted diluted earnings per common share(1)	0.49	0.61	0.77

Return on average assets (annualized)	0.71%	0.85%	1.22%
Adjusted return on average assets (annualized)(1)	0.75	0.92	1.23
Return on average shareholders' equity (annualized)	7.89	9.98	15.17
Adjusted return on average shareholders' equity (annualized)(1)	8.35	10.70	15.30
Return on tangible common equity (annualized)(1)	9.16	11.57	17.47
Adjusted return on tangible common equity (annualized)(1)	9.69	12.41	17.62
Net interest margin	3.35	2.98	3.01
Efficiency ratio(1)	74.85	69.68	65.13

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Operating Results for the Second Quarter 2022

Revenue

Gross revenue (1) remained flat for the second quarter of 2022, at $26.9 million compared to the first quarter of 2022. Relative to the second quarter of 2021, gross revenue increased 13.5% from $23.7 million for the second quarter of 2021, primarily driven by growth in interest-earning assets.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Net Interest Income

Net interest income for the second quarter of 2022 was $20.1 million, an increase of 10.1% from $18.3 million in the first quarter of 2022. The increase was due to an increase in yield on interest-earning assets due to the higher rate environment and the increase in average interest-earning assets resulting from strong loan growth in the second quarter of 2022, which drove an increase in average loans of $87.3 million, as well as an increase in net interest margin. We saw growth across most major loan categories with the largest increases in C&I and 1-4 family residential, as second quarter mortgage production was more heavily weighted towards loans that the Company retains in its loans held for investment portfolio.

Relative to the second quarter of 2021, net interest income increased 41.6% from $14.2 million. The year-over-year increase in net interest income was due to an increase in yield on interest-earning assets due to the higher rate environment and the increase in average interest-earning assets driven by an increase in average loans of $436.5 million compared to June 30, 2021, primarily a result of organic loan growth and the Teton Financial Services, Inc. (“Teton”) acquisition.

Net Interest Margin

Net interest margin for the second quarter of 2022 increased 37 bps to 3.35% from 2.98% in the first quarter of 2022, primarily due to higher yields on interest-earning assets and a more favorable earning asset mix.

The yield on interest-earning assets increased to 3.60% in the second quarter of 2022 from 3.20% in the first quarter of 2022 and the cost of interest-bearing deposits increased to 0.29% in the second quarter of 2022, from 0.23% in the first quarter of 2022.

Relative to the second quarter of 2021, net interest margin increased from 3.01%, primarily due to increased yields and volume on total loans as a result of strong loan growth, the Teton acquisition, and rising rate environment.

Non-interest Income

Non-interest income for the second quarter of 2022 was $6.9 million, a decrease of 19.3% from $8.6 million in the first quarter of 2022. This was primarily due to a $1.3 million decrease in net gain on mortgage loans due to a reduction in the amount of mortgage loans originated for sale and a $0.4 million decrease in trust and investment management fees, which were negatively impacted by lower equity and fixed income market valuations.

Relative to the second quarter of 2021, non-interest income decreased 26.9% from $9.5 million. The decrease was primarily due to lower mortgage segment activity driven by a 60.0% decline in refinance volume and a reduction in the amount of mortgage loans originated for sale, partially offset by higher bank fees and net gains on equity securities.

Non-interest Expense

Non-interest expense for the second quarter of 2022 was $20.6 million, an increase of 6.3% from $19.4 million in the first quarter of 2022. The increase was primarily due to an increase in salaries and employee benefits driven by increased mortgage commissions expense relating to the increase in portfolio mortgage production, additional sales headcount, and annual merit increases.

Relative to the second quarter of 2021, non-interest expense increased 32.6% from $15.5 million. The increase is primarily due to the addition of Teton’s operations at the end of 2021 which increased salary and benefits as well as occupancy expenses.

The impact of the mergers and acquisition activity is as follows (in thousands):

	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
	2022	2022	2021
Adjusted Net Income Available to Common Shareholders(1)
Net income available to common shareholders	$4,482	$5,524	$6,277
Plus: acquisition related expenses
Salaries and employee benefits	152	229	—
Professional services	274	112	70
Data processing(2)	(93)	115	—
Technology and information systems	4	—	—
Marketing	5	70	—
Other	5	1	—
Less: income tax impact	87	129	16
Adjusted net income available to shareholders(1)	$4,742	$5,922	$6,331

Adjusted Diluted Earnings Per Share(1)
Diluted earnings per share	$0.46	$0.57	$0.76
Plus: acquisition related expenses net of income tax impact	0.03	0.04	0.01
Adjusted diluted earnings per share(1)	$0.49	$0.61	$0.77

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

(2) Includes credit for avoided contract termination costs due to new contract terms.

The Company’s efficiency ratio(1) was 74.9% in the second quarter of 2022, compared with 69.7% in the first quarter of 2022 and 65.1% in the second quarter of 2021.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Income Taxes

The Company recorded income tax expense of $1.5 million for the second quarter of 2022, representing an effective tax rate of 25.0%, compared to 24.5% for the first quarter of 2022.

Loans

Total loans held for investment were $2.15 billion as of June 30, 2022, an increase of 11.3% from $1.93 billion as of March 31, 2022, and an increase of 36.7% from $1.57 billion as of June 30, 2021. The increase in total loans held for investment from March 31, 2022 was attributable to loan growth in our residential mortgage, commercial and industrial, and commercial real estate portfolios. Excluding PPP loans, acquired loans, and loans accounted for under the fair value option, total loans held for investment were $1.83 billion as of June 30, 2022, an increase of $244.2 million, or 15.4%, from the end of the prior quarter and an increase of $477.7 million, or 35.3%, from June 30, 2021.

PPP loans were $10.7 million as of June 30, 2022, a net decrease of 35.9% from $16.7 million as of March 31, 2022, and 89.6% from $103.1 million as of June 30, 2021. As of June 30, 2022, there were $0.2 million remaining in net fees to be recognized upon forgiveness or repayment of PPP loans.

Deposits

Total deposits were $2.17 billion as of June 30, 2022, compared to $2.27 billion as of March 31, 2022, and $1.68 billion as of June 30, 2021. The decrease in total deposits from March 31, 2022 was related to seasonal outflow related to tax payments, real estate acquisitions, and client operating cash outflows. The increase in total deposits from June 30, 2021 was related to $379.2 million in deposits added through the Teton acquisition and $111.7 million in remaining net growth.

Average total deposits for the second quarter of 2022 decreased $46.6 million, or 8.2% annualized, from the first quarter of 2022 and increased $522.1 million, or 30.6%, from the second quarter of 2021. The quarter-over-quarter decrease in total deposits from March 31, 2022 was related to seasonal outflow related to tax payments, real estate acquisitions, and client operating cash outflows. The year-over-year increase in average deposits was primarily attributable to the Teton acquisition and organic growth in non-interest bearing and interest checking accounts.

Borrowings

Federal Home Loan Bank (“FHLB”) and Federal Reserve borrowings were $87.2 million as of June 30, 2022, an increase of $59.6 million from $27.6 million as of March 31, 2022, and a decrease of $33.5 million from $120.8 million as of June 30, 2021. The increase from March 31, 2022 is primarily driven by additional FHLB borrowings to support the strong loan growth in the quarter. The decrease from June 30, 2021 is primarily driven by paydowns on the Paycheck Protection Program Loan Facility (“PPPLF”) from the Federal Reserve, offset partially by additional FHLB borrowings to support the strong loan growth in the quarter. Borrowing from the PPPLF facility is expected to trend in the same direction as the balances of the PPP loans and the resulting net decrease in PPP loans drove the decrease to the PPPLF balance. As of June 30, 2022, the PPPLF had advances of $7.2 million compared to PPP loan balances of $10.7 million.

Assets Under Management

Total assets under management (“AUM”) decreased by $921.7 million during the second quarter to $6.28 billion as of June 30, 2022, compared to $7.20 billion as of March 31, 2022. This decrease was primarily attributable to unfavorable market conditions resulting in a decrease in the value of AUM balances. Total AUM decreased by $484.6 million compared to June 30, 2021 from $6.76 billion, which was primarily attributable to unfavorable market conditions throughout 2022 resulting in a decrease in the value of AUM balances.

Credit Quality

Non-performing assets totaled $4.3 million, or 0.17% of total assets, as of June 30, 2022, compared to $4.3 million, or 0.17% of total assets, as of March 31, 2022 and $3.1 million, or 0.16% of total assets, as of June 30, 2021.

The Company recorded a provision of $0.5 million in the second quarter of 2022, compared to an immaterial provision in the second quarter of 2021. The Company recorded a provision for loan losses of $0.2 million in the first quarter of 2022. The provision recorded in the second quarter of 2022 represented general provisioning consistent with growth of the bank originated loan portfolio, excluding PPP loans, and changes in the portfolio mix, partially offset by a release of specific reserve on an impaired loan. During the second quarter of 2022, the Company acquired a commercial property as partial reduction of the balance owed on an impaired loan and as a result, recorded other real estate owned in the amount of $0.4 million.

Capital

As of June 30, 2022, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of June 30, 2022, the Bank was classified as “well capitalized,” as summarized in the following table:

June 30,
2022
Consolidated Capital
Tier 1 capital to risk-weighted assets	10.15%
Common Equity Tier 1 ("CET1") to risk-weighted assets	10.15
Total capital to risk-weighted assets	12.58
Tier 1 capital to average assets	8.00

Bank Capital
Tier 1 capital to risk-weighted assets	10.99
CET1 to risk-weighted assets	10.99
Total capital to risk-weighted assets	11.75
Tier 1 capital to average assets	8.65

Book value per common share increased 1.6% from $23.68 as of March 31, 2022 to $24.06 as of June 30, 2022, and was up 14.5% from $21.01 as of June 30, 2021.

Tangible book value per common share (1) increased 2.0% from $20.25 as of March 31, 2022 to $20.65 as of June 30, 2022, and was up 14.8% from $17.98 as of June 30, 2021.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Conference Call, Webcast and Slide Presentation

The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, July 29, 2022. Telephone access: https://register.vevent.com/register/BI5bd54cdfc671414f8033ccdf4692e21c

A slide presentation relating to the second quarter 2022 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.

About First Western

First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming, California, and Montana. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” “Gross Revenue,” “Allowance for Loan Losses to Bank Originated Loans Excluding PPP,” “Adjusted Net Income Available to Common Shareholders,” “Adjusted Basic Earnings Per Share,” “Adjusted Diluted Earnings Per Share,” “Adjusted Return on Average Assets,” “Adjusted Return on Average Shareholders’ Equity,” and “Adjusted Return on Tangible Common Equity”. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the COVID-19 pandemic and its effects; integration risks and projected cost savings in connection with acquisitions; the risk of geographic concentration in Colorado, Arizona, Wyoming, California, and Montana; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for loan losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 15, 2022 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Financial Profiles, Inc.

Tony Rossi

310-622-8221

MYFW@finprofiles.com

IR@myfw.com

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share amounts)	2022	2022	2021
Interest and dividend income:
Loans, including fees	$20,318	$19,096	$15,287
Loans accounted for under the fair value option	346	—	—
Investment securities	418	337	169
Interest-bearing deposits in other financial institutions	549	232	92
Total interest and dividend income	21,631	19,665	15,548

Interest expense:
Deposits	1,103	943	866
Other borrowed funds	390	438	459
Total interest expense	1,493	1,381	1,325
Net interest income	20,138	18,284	14,223
Less: provision for loan losses	519	210	12
Net interest income, after provision for loan losses	19,619	18,074	14,211

Non-interest income:
Trust and investment management fees	4,784	5,168	5,009
Net gain on mortgage loans	1,152	2,494	3,914
Bank fees	601	689	394
Risk management and insurance fees	83	109	92
Income on company-owned life insurance	87	86	89
Net (loss)/gain on loans accounted for under the fair value option	(155)	—	—
Unrealized gains/(losses) recognized on equity securities	299	(32)	2
Net gain on equity interests	—	1	—
Other	89	85	—
Total non-interest income	6,940	8,600	9,500
Total income before non-interest expense	26,559	26,674	23,711

Non-interest expense:
Salaries and employee benefits	12,945	12,058	9,643
Occupancy and equipment	1,892	1,882	1,443
Professional services	2,027	1,526	1,370
Technology and information systems	1,076	1,046	904
Data processing	987	1,187	1,093
Marketing	428	557	398
Amortization of other intangible assets	77	77	4
Net (gain)/loss on assets held for sale	(2)	(1)	—
Other	1,153	1,026	668
Total non-interest expense	20,583	19,358	15,523
Income before income taxes	5,976	7,316	8,188
Income tax expense	1,494	1,792	1,911
Net income available to common shareholders	$4,482	$5,524	$6,277
Earnings per common share:
Basic	$0.47	$0.59	$0.79
Diluted	0.46	0.57	0.76

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	June 30,	March 31,	June 30,
(Dollars in thousands)	2022	2022	2021
Assets
Cash and cash equivalents:
Cash and due from banks	$11,790	$5,961	$2,921
Federal funds sold	385	1,273	—
Interest-bearing deposits in other financial institutions	159,431	446,865	286,168
Total cash and cash equivalents	171,606	454,099	289,089

Available-for-sale securities, at fair value	—	58,727	25,532
Held-to-maturity securities, at amortized cost (fair value of $84,742 as of June 30, 2022)	87,029	—	—
Correspondent bank stock, at cost	4,352	1,617	2,053
Mortgage loans held for sale	26,202	33,663	48,563
Loans (includes $21,477, $6,380, and $0 measured at fair value, respectively)	2,146,394	1,923,825	1,571,060
Allowance for loan losses	(14,357)	(13,885)	(12,552)
Premises and equipment, net	24,236	23,539	5,885
Accrued interest receivable	7,884	6,969	5,986
Accounts receivable	5,192	6,445	4,923
Other receivables	4,575	2,841	1,056
Other real estate owned, net	378	—	—
Goodwill and other intangible assets, net	32,258	32,335	24,250
Deferred tax assets, net	7,662	7,540	5,742
Company-owned life insurance	15,976	15,889	15,626
Other assets	21,960	22,940	22,091
Assets held for sale	146	117	—
Total assets	$2,541,493	$2,576,661	$2,009,304

Liabilities
Deposits:
Noninterest-bearing	$668,342	$654,401	$555,106
Interest-bearing	1,501,656	1,617,711	1,123,947
Total deposits	2,169,998	2,272,112	1,679,053
Borrowings:
FHLB and Federal Reserve borrowings	87,223	27,576	120,762
Subordinated notes	32,553	32,523	24,261
Accrued interest payable	304	312	312
Other liabilities	23,391	20,872	16,930
Total liabilities	2,313,469	2,353,395	1,841,318

Shareholders' Equity
Total shareholders’ equity	228,024	223,266	167,986
Total liabilities and shareholders’ equity	$2,541,493	$2,576,661	$2,009,304

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	June 30,	March 31,	June 30,
(Dollars in thousands)	2022	2022	2021
Loan Portfolio
Cash, Securities and Other(1)	$180,738	$235,221	$268,904
Consumer and Other(2)	47,855	36,578	22,003
Construction and Development	162,426	151,651	127,141
1-4 Family Residential	732,725	602,412	496,101
Non-Owner Occupied CRE	489,111	455,715	324,493
Owner Occupied CRE	224,597	212,401	178,847
Commercial and Industrial	312,696	237,144	155,526
Total loans held for investment	2,150,148	1,931,122	1,573,015
Deferred (fees) costs and unamortized premiums/(unaccreted discounts), net(3)	(3,754)	(7,297)	(1,955)
Gross loans	$2,146,394	$1,923,825	$1,571,060
Mortgage loans held for sale	$26,202	$33,663	$48,563

Deposit Portfolio
Money market deposit accounts	$1,033,739	$1,108,315	$840,073
Time deposits	147,623	156,678	137,499
Negotiable order of withdrawal accounts	287,195	319,648	141,076
Savings accounts	33,099	33,070	5,299
Total interest-bearing deposits	1,501,656	1,617,711	1,123,947
Noninterest-bearing accounts	668,342	654,401	555,106
Total deposits	$2,169,998	$2,272,112	$1,679,053

(1) Includes PPP loans of $10.7 million as of June 30, 2022, $16.7 million as of March 31, 2022, and $103.1 million as of June 30, 2021.

(2) Includes loans held for investment accounted for under fair value option of $21.1 million and $6.4 million as of June 30, 2022 and March 31, 2022, respectively.

(3) Includes fair value adjustments on loans held for investment accounted for under the fair value option.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2022	2022	2021
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$320,656	$474,593	$292,615
Federal funds sold	1,017	1,349	—
Investment securities	69,320	55,739	26,474
Loans	2,010,024	1,922,770	1,573,553
Interest-earning assets	2,401,017	2,454,451	1,892,642
Mortgage loans held for sale	19,452	22,699	86,760
Total interest-earning assets, plus mortgage loans held for sale	2,420,469	2,477,150	1,979,402
Allowance for loan losses	(13,257)	(13,715)	(12,540)
Noninterest-earning assets	119,857	121,650	93,629
Total assets	$2,527,069	$2,585,085	$2,060,491

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$1,547,901	$1,605,314	$1,165,734
FHLB and Federal Reserve borrowings	20,815	33,104	148,869
Subordinated notes	32,533	32,939	24,252
Total interest-bearing liabilities	1,601,249	1,671,357	1,338,855
Noninterest-bearing liabilities:
Noninterest-bearing deposits	679,531	668,705	539,613
Other liabilities	19,194	23,555	16,558
Total noninterest-bearing liabilities	698,725	692,260	556,171
Total shareholders’ equity	227,095	221,468	165,465
Total liabilities and shareholders’ equity	$2,527,069	$2,585,085	$2,060,491

Yields/Cost of funds (annualized)
Interest-bearing deposits in other financial institutions	0.68%	0.20%	0.13%
Investment securities	2.41	2.42	2.55
Loans	4.11	3.97	3.89
Interest-earning assets	3.60	3.20	3.29
Mortgage loans held for sale	4.71	3.37	2.88
Total interest-earning assets, plus mortgage loans held for sale	3.61	3.21	3.27
Interest-bearing deposits	0.29	0.23	0.30
FHLB and Federal Reserve borrowings	0.54	0.47	0.31
Subordinated notes	4.45	4.85	5.64
Total interest-bearing liabilities	0.37	0.33	0.40
Net interest margin	3.35	2.98	3.01
Net interest rate spread	3.23	2.87	2.89

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except share and per share amounts)	2022	2022	2021
Asset Quality
Non-performing loans	$3,931	$4,309	$3,120
Non-performing assets	4,309	4,309	3,120
Net charge-offs/(recoveries)	47	57	(1)
Non-performing loans to total loans	0.18%	0.22%	0.20%
Non-performing assets to total assets	0.17	0.17	0.16
Allowance for loan losses to non-performing loans	365.23	322.23	402.31
Allowance for loan losses to total loans	0.67	0.72	0.80
Allowance for loan losses to bank originated loans excluding PPP(1)	0.78	0.87	0.93
Net charge-offs to average loans(2)	0.00	0.00	0.00

Assets Under Management	$6,277,588	$7,199,328	$6,762,179

Market Data
Book value per share at period end	$24.06	$23.68	$21.01
Tangible book value per common share(1)	20.65	20.25	17.98
Weighted average outstanding shares, basic	9,450,987	9,418,318	7,961,785
Weighted average outstanding shares, diluted	9,717,667	9,762,602	8,213,900
Shares outstanding at period end	9,478,710	9,430,007	7,994,832

Consolidated Capital
Tier 1 capital to risk-weighted assets	10.15%	11.11%	10.68%
CET1 to risk-weighted assets	10.15	11.11	10.68
Total capital to risk-weighted assets	12.58	13.81	13.45
Tier 1 capital to average assets	8.00	7.67	7.75

Bank Capital
Tier 1 capital to risk-weighted assets	10.99%	12.01%	11.03%
CET1 to risk-weighted assets	10.99	12.01	11.03
Total capital to risk-weighted assets	11.75	12.82	11.99
Tier 1 capital to average assets	8.65	8.27	7.98

(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

(2) Value results in an immaterial amount.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Reconciliations of Non-GAAP Financial Measures

	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except share and per share amounts)	2022	2022	2021
Tangible Common
Total shareholders' equity	$228,024	$223,266	$167,986
Less: goodwill and other intangibles, net	32,258	32,335	24,250
Tangible common equity	$195,766	$190,931	$143,736

Common shares outstanding, end of period	9,478,710	9,430,007	7,994,832
Tangible common book value per share	$20.65	$20.25	$17.98

Net income available to common shareholders	$4,482	$5,524	$6,277
Return on tangible common equity (annualized)	9.16%	11.57%	17.47%

Efficiency
Non-interest expense	$20,583	$19,358	$15,523
Less: amortization	77	77	4
Less: acquisition related expenses	347	527	70
Adjusted non-interest expense	$20,159	$18,754	$15,449

Total income before non-interest expense	$26,559	$26,674	$23,711
Less: unrealized gains/(losses) recognized on equity securities	299	(32)	2
Less: net gain/(loss) on loans accounted for under the fair value option	(155)	—	—
Less: net gain on equity interests	—	1	—
Plus: provision for loan losses	519	210	12
Gross revenue	$26,934	$26,915	$23,721
Efficiency ratio	74.85%	69.68%	65.13%

Allowance to Bank Originated Loans Excluding PPP
Total loans held for investment	$2,150,148	$1,931,122	$1,573,015
Less: loans acquired	287,623	323,563	116,052
Less: bank originated PPP loans	9,053	13,109	102,359
Less: loans accounted for under fair value	21,149	6,368	—
Bank originated loans excluding PPP	$1,832,323	$1,588,082	$1,354,604

Allowance for loan losses	$14,357	$13,885	$12,552
Allowance for loan losses to bank originated loans excluding PPP	0.78%	0.87%	0.93%

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except share and per share data)	2022	2022	2021
Adjusted Net Income Available to Common Shareholders
Net income available to common shareholders	$4,482	$5,524	$6,277
Plus: acquisition related expenses	347	527	70
Less: income tax impact	87	129	16
Adjusted net income available to shareholders	$4,742	$5,922	$6,331

Adjusted Basic Earnings Per Share
Basic earnings per share	$0.47	$0.59	$0.79
Plus: acquisition related expenses net of income tax impact	0.03	0.04	0.01
Adjusted basic earnings per share	$0.50	$0.63	$0.80

Adjusted Diluted Earnings Per Share
Diluted earnings per share	$0.46	$0.57	$0.76
Plus: acquisition related expenses net of income tax impact	0.03	0.04	0.01
Adjusted diluted earnings per share	$0.49	$0.61	$0.77

Adjusted Return on Average Assets (annualized)
Return on average assets	0.71%	0.85%	1.22%
Plus: acquisition related expenses net of income tax impact	0.04	0.07	0.01
Adjusted return on average assets	0.75%	0.92%	1.23%

Adjusted Return on Average Shareholders' Equity (annualized)
Return on average shareholders' equity	7.89%	9.98%	15.17%
Plus: acquisition related expenses net of income tax impact	0.46	0.72	0.13
Adjusted return on average shareholders' equity	8.35%	10.70%	15.30%

Adjusted Return on Tangible Common Equity (annualized)
Return on tangible common equity	9.16%	11.57%	17.47%
Plus: acquisition related expenses net of income tax impact	0.53	0.84	0.15
Adjusted return on tangible common equity	9.69%	12.41%	17.62%